Exhibit 99
JOHNSON CONTROLS, INC.
RATIO OF EARNINGS TO FIXED CHARGES
The following table shows our ratio of earnings to fixed charges for the quarter ended December 31, 2008:

Quarter Ended
December 31, 2008
(Dollars in millions)
Income (loss) from continuing operations	$(607.5)
Provision for income taxes	241.7
Minority interests in net earnings of subsidiaries	—
Income (loss) from equity affiliates	136.5
Distributed income of equity affiliates	50.3
Amortization of previously capitalized interest	2.6
Fixed charges less capitalized interest	114.5

Earnings	$(61.9)

Fixed charges:
Interest incurred and amortization of debt expense	$76.4
Estimated portion of rent expense	34.3
Fixed charges	110.7
Less: Interest capitalized during the period	3.8

Fixed charges less capitalized interest	$114.5

Ratio of earnings to fixed charges	(0.6)

For the purposes of computing this ratio, “earnings” consist of income from continuing operations before income taxes, minority interest in earnings or losses of consolidated subsidiaries and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus interest capitalized during the period. “Fixed charges” consist of (i) interest incurred and amortization of debt expense plus (ii) the portion of rent expense representative of the interest factor.